Exhibit 8.1
May 14, 2007
Desert Capital REIT, Inc.
1291 Galleria Drive, Suite 200
Henderson, Nevada 89119
          Re: Federal Income Tax Consequences
Dear Ladies and Gentlemen:
     We have acted as tax counsel to Desert Capital REIT, Inc., a Maryland corporation (the “Company”), in connection with the opinion letter of Locke Liddell & Sapp LLP dated May 14, 2007 which is being given in connection with the issuance and sale of 15,000,000 shares of common stock in the Company (the “Common Stock”) in accordance with the Post Effective Amendment No. 1 to Form S-11 of the Company and related prospectus filed with the Securities and Exchange Commission (as amended to the date hereof and together with all exhibits thereto, the “Registration Statement”), and various related matters.
     Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.
     In formulating our opinion herein we have reviewed the Company’s organizational documents, the Registration Statement and such certificates, including an officer’s certificate of the Company dated as of the date hereof (the “Officer’s Certificate”), records, and other documents, and statutes, rules, and regulations as we have deemed necessary or appropriate as a basis for the opinion set forth below. In conducting such review for purposes of rendering our opinion we have not conducted an independent investigation of any of the facts set forth in the Registration Statement, the Officer’s Certificate, or any other documents, records, or certificates, and have, consequently, as to relevant factual matters relied upon the Company’s representations that the information presented in such documents, records, or certificates or otherwise furnished to us accurately represent and completely describe all such facts, and upon the authenticity of documents submitted to us as originals or certified copies, the accuracy of copies, the genuineness of all signatures and the legal capacity of all natural persons. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.
     In rendering this opinion we have assumed that (i) the transactions described in or contemplated by any of the aforementioned documents have been or will be consummated in accordance with the operative documents, (ii) the operative documents are enforceable in accordance with their terms, (iii) the Company has been and will continue to be organized and

Desert Capital REIT, Inc.
May 14, 2007

operated in the manner described in the Officer’s Certificate, the Registration Statement and the other relevant documents referred to above, and (iv) there have been no changes in the applicable laws of the State of Maryland, the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the Treasury Department (the “Treasury Regulations”), and the interpretations of the Code and Treasury Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist on the date of this letter. Any material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.
     Based upon and subject to the foregoing, we are of the opinion that:
     1.      The Company has met the requirements for qualification and taxation as a real estate investment trust (“REIT”) for the taxable years 2004 through 2006, and the Company’s proposed method of operations should enable it to satisfy the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ended December 31, 2007.
     2.      The section of the Registration Statement entitled “U.S. Federal Income Tax Considerations” identifies and fairly summarizes the material federal income tax considerations that are likely to be material to a holder of Common Stock.
     However, such section of the Registration Statement is not exhaustive and does not purport to discuss any state or local tax considerations or all possible U.S. federal income tax considerations of the purchase, ownership and disposition of the Common Stock. In addition, the Company’s qualification and taxation as a REIT under the Code will depend upon the Company’s ability to meet, through actual operating results, distribution levels, diversity of stock ownership, and the various income and asset qualification tests imposed under the Code. Such operating results may not be reviewed by us, and accordingly, no assurance can be given that the actual results of the Company’s operations for any one taxable year will satisfy the requirements for REIT qualification. There can be no assurance that the courts or the IRS will agree with this opinion.
     Other than as expressly stated above, we express no opinion on any issue relating to the Company or under any other law.
     This opinion is being furnished to the Company in connection with the Registration Statement so that the Company may comply with its obligations under the Federal securities laws.
     In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent we do not

Desert Capital REIT, Inc.
May 14, 2007

hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, LOCKE LIDDELL & SAPP LLP
By:	/s/ Donald A. Hammett, Jr.
Donald A. Hammett, Jr.